Exhibit 3.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT
OF
SILVER MERGER SUB 1, LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Silver Merger Sub 1, LLC, a Delaware limited liability company (the “Company”) is entered into by Simon Property Group Limited Partnership, a Delaware limited partnership (the “Member”), and is executed as of the 29th day of December, 2020 (the “Effective Date”).

RECITALS:

WHEREAS, the Company was formed as a Delaware limited liability company pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on January 24, 2020 and adopted an initial limited liability company agreement with respect to the Company (the “Initial LLC Agreement”);

WHEREAS, on November 14, 2020 the Company, Taubman Centers, Inc., a Michigan corporation (“TCO”) and such other parties thereto, entered into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), which among other things, contemplates the merger of TCO with and into the Company with the Company as the surviving entity (the “Merger”);

WHEREAS, following the Merger and the other transactions contemplated by the Merger Agreement, the Company will hold approximately 80% of the limited liability company interests in The Taubman Realty Group LLC (“TRG”); and

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, including the Merger, and pursuant to Section 18 of the Initial LLC Agreement, the Member desires to enter into this Agreement to amend and restate the Initial LLC Agreement to provide for the governance of the Company on and after the Effective Date.

Section 1.
Name.

(a)	The name of the Company is Silver Merger Sub 1, LLC. The business of the Company may be conducted under any other name deemed necessary or desirable by the Member.

(b)	The rights, duties and liabilities of the Member shall be as provided in the Act for members except as provided herein.

Section 2.
Definitions.  Unless otherwise indicated, all defined terms used herein have the respective meanings set forth on Schedule A attached hereto.

Section 3.
Purpose. The Company is formed for the object and purpose of and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

Section 4.
Registered Agent. The name and address of the registered agent of the Company for service of process on the Company is The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

Section 5.
Principal Office. The principal office of the Company shall be c/o Simon Property Group, L.P., 225 West Washington Street, P.O. Box 7033, Indianapolis, Indiana 46207-7033 (for overnight delivery 46204), or such other place as the Member may determine from time to time.

Section 6.
Member. The mailing address of the Member is the same as the Principal Office, or such other place or places as the Member may provide. The Member is hereby admitted as the sole member of the Company and agrees to be bound by the terms of this Agreement.

Section 7.
Powers. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the terms of the laws of the State of Delaware. Steven E. Fivel, as an “authorized person” within the meaning of the Act, has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware.  Upon the filing of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act.  The Member shall execute, deliver and file any other certificates, and any amendments and/or restatements thereof, necessary for the Company to do business in any other jurisdiction in which the Company may wish to conduct business.  The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Act.

Section 8.
Management.

(a)
The Member, acting singly, shall be authorized to act on behalf of and to bind the Company, including the completion, execution and delivery of any and all agreements, deeds, instruments, receipts, certificates and other documents, and to take all such other actions as it may consider necessary or advisable in connection with the management of the Company.

(b)
All determinations, decisions and actions made or taken by the Member in accordance with this Agreement shall be conclusive and absolutely binding upon the Company, the Member and their respective successors, assigns and personal representatives.

(c)	Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Member as herein set forth.

Section 9.
Additional Contributions. The Member may make such additional capital contributions to the Company as the Member in its sole discretion may deem necessary or advisable in connection with the business of the Company.

Section 10.
Distributions.

(a)	The Company shall not make a distribution to the Member if such distribution would violate Section 18-607 of the Act.

(b)	Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

Section 11.
Tax Matters.  Proper and complete records and books of account of the business of the Company shall be maintained at the Company’s principal place of business. The Member acknowledges and agrees that the Company is a domestic entity with a single owner and is to be disregarded as a separate entity for federal income tax purposes as provided in Treas. Reg. § 1.7701-3. The Company’s books of account shall be maintained on a basis consistent with such treatment and on the same basis utilized in preparing the Member’s federal income tax return. The Member and its duly authorized representatives may, for any reason reasonably related to is interest as a Member of the Company, examine the Company’s books of account and make copies and extracts therefrom at its own expense. The Member shall maintain the records of the Company for no less than three years following the termination of the Company.

Section 12.
Assignments and Transfers of Interests. The Member may transfer all or any portion of its interests in the Company to any person at any time.

Section 13.
Admission of Additional Members. One or more additional members may be admitted to the Company with the consent of the Member. Upon the admission to the Company of any additional members, the Member shall cause this Agreement to be amended and restated to reflect the admission of such additional member(s), the initial capital contribution, if any, of such additional member(s), the intention of the members to cause the Company to be classified as a partnership for federal tax purposes, and to include such other provisions as the members may agree to reflect the change of status of the Company from a single member Company to a Company with two or more members.

Section 14.
Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

Section 15.
Dissolution.

(a)	Subject to the occurrence of an event of dissolution pursuant to Section 15(b), the Company shall have perpetual existence.

(b)
The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) a written consent of the Member; (ii) the death, retirement, resignation, expulsion, bankruptcy or dissolution of the Member; (iii) the occurrence of any other event which terminates the continued membership of the Member in the Company, including the disposition of all of the Member’s interest in the Company, unless the business of the Company is continued by the consent of all or any remaining members of the Company within 90 days following the occurrence of any such event or in a manner permitted by the Act, or (iv) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

Section 16.
TCO Indemnification.  For the avoidance of doubt, each reference to the “Company” below shall include the Company and its corporate predecessor TCO.

(a)
The Company shall and does hereby agree to indemnify each TCO Indemnified Person who is or was a party to, or who is threatened to be made a party to, a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, including, without limitation, an action by or in the right of the, by reason of the fact that he or she was a director of the Company prior to the Effective Time, or was, prior to the Effective Time, serving at the request of the Company as a director (or in a similar capacity, including serving as a member of any committee of TRG) or in any other representative capacity of another foreign or domestic corporation or of or with respect to any other entity (including TRG), whether for profit or not, against expenses, attorneys’ fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding. This Section 16(a) is intended to grant the persons herein described with the fullest protection not prohibited by existing law in effect as of the date of this Agreement or such greater protection as may be permitted or not prohibited under succeeding provisions of law.

(b)
The Company has the power to indemnify each TCO Indemnified Person who is or was a party to, or who is threatened to be made a party to, a threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, including an action by or in the right of the Company, by reason of the fact that he or she was, prior to the Effective Time, an officer, employee, or agent of the Company or was, prior to the Effective Time, serving at the request of the Company as an officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership (including TRG), joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys’ fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. Unless ordered by a court, an indemnification under this Section 16(b) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the TCO Indemnified Person is proper in the circumstances because he or she has met the applicable standard of conduct set forth in this Section 16(b).

(c)
The Company shall pay the expenses incurred by a TCO Indemnified Person described in Section 16(a) in defending a civil or criminal action, suit, or proceeding described in such Section 16(a) in advance of the final disposition of the action, suit, or proceeding. The Company shall pay the expenses incurred by a TCO Indemnified Person described in Section 16(b) in defending a civil or criminal action, suit, or proceeding described in such Section 16(b) in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of such person to repay the expenses if it is ultimately determined that the person is not entitled to be indemnified by the Company. Such undertaking shall be by unlimited general obligation of the person on whose behalf advances are made but need not be secured.

(d)
If a claim under this Section 16 is not paid in full by the Company within 30 days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit, in a court of competent jurisdiction in the State of Michigan, against the Company (in its capacity as successor to TCO) to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense (including attorneys’ fees) of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending a proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the claimant has not met the standards of conduct that make it permissible under the laws of the State of Michigan for the Company (in its capacity as successor to TCO) to indemnify the claimant for the amount claimed. The burden of proving such a defense shall be on the Company. Neither the failure of the Company to have made a determination prior to the commencement of such action that indemnification of the claimant is proper under the circumstances because he or she has met the applicable standard of conduct set forth in the laws of the State of Michigan, nor an actual determination by the Company that the claimant had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. Notice of any application to the court pursuant to this Section 16(d) shall be given to the Company promptly upon filing.

(e)
The Company shall not be liable to indemnify any person under this Section 16 (a) for any amounts paid in settlement of any action or claim effected without the Company’s written consent, which consent shall not be unreasonably withheld; or (b) for any judicial award if the Company was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action.

(f)
In the event of payment under this Section 16, the Company, as applicable, shall be subrogated to the extent of such payment to all of the rights of recovery of the person, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the corporation effectively to bring suit to enforce such rights.

(g)
The Company shall not be liable under this Section 16 to make any payment in connection with any claim made against the indemnitee to the extent the indemnitee has otherwise actually received payment (under any insurance policy, agreement, vote, or otherwise) of the amounts otherwise indemnifiable hereunder.

(h)
If Section 16 or any portion hereof or thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each director or officer to the fullest extent not prohibited by any applicable portion of this Section 16 that shall not have been invalidated, or by any other applicable law. If Section 16 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Company shall indemnify each director and officer to the fullest extent under any other applicable law.

Section 17.
Indemnification.

(a)
The Member shall be indemnified and held harmless by the Company from and against any and all expenses (including reasonable attorneys’ fees), losses, damages, liabilities, charges and claims of any kind or nature whatsoever, incurred by it in its capacity as a Member and/or arising out of or incidental to any act performed or omitted to be performed by any Member in its capacity as a Member in connection with the business of the Company.

(b)
Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall the Member or any member, partner, shareholder or other person directly or indirectly holding an interest in the Member or any officer, director or employee of the foregoing have any personal liability under this Agreement, and no assets of the Member other than the Member’s interest in the Company and the Company’s assets shall be subject to any judgement or attachment in connection with any action or claim in connection with this Agreement.

Section 18.
Amendments.  Any amendments to this Agreement may be made in the sole and absolute discretion of the Member and shall be in writing signed by the Member.

Section 19.
Governing Laws.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.  The Member intends the provisions of the Act to be controlling as to any matters not set forth in this Agreement.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement of Silver Merger Sub 1, LLC as of the day first written above.

MEMBER:

SIMON PROPERTY GROUP, L.P., a Delaware limited partnership, its Member
By:	SIMON PROPERTY GROUP, INC., a Delaware corporation, its general partner

	By:	/s/ Steven E. Fivel
Steven E. Fivel, General Counsel and Secretary

LIMITED LIABILITY COMPANY AGREEMENT OF
SILVER MERGER SUB 1, LLC

SIGNATURE PAGE

SCHEDULE A

DEFINITIONS

A.          Definitions.  When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” shall have the meaning set forth in the recitals.

“Agreement” shall have the meaning set forth in the introduction.

“Bankruptcy” shall mean, with respect to the Company or the Member as applicable or, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged as bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without the such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Certificate of Formation” shall have the meaning as defined in Section 18-101(2) of the Act.

“Company” shall have the meaning set forth in the introduction.

“Knowing” means with respect to any Person that is an individual, the conscious awareness by such Person of the matter at issue.

“Member” shall have the meaning set forth in the introduction.

“Person” or “Persons” means an individual, a partnership (general or limited), limited liability company, corporation, joint venture, business trust, cooperative, association, or other form of business organization, whether or not regarded as a legal entity under applicable law, a trust (inter vivos or testamentary), an estate of a deceased, insane, or incompetent person, a quasigovernmental entity, a government or any agency, authority, political subdivision, or other instrumentality thereof, or any other entity.

SCHEDULE A
1

“Principal Office” shall have the meaning set forth in Section 5 hereof.

“TCO Indemnified Person” means each individual (including the heirs, executors, and administrators of such individual) who was a director, officer or employee of TCO prior to the Effective Time.

B.          Rules of Construction. Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

SCHEDULE A
2